Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-145651 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 10, 2016, with respect to the financial statements as of December 31, 2015 and 2014 and schedule as of December 31, 2015 of the ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 10, 2016